LOOP CANADA INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the "**Agreement**") is dated as of January 30, 2020, by and between **Stephen Champagne** (the "**Executive**") and Loop Canada Inc. (the "**Company**").

1. Duties.

1.1 Position. The Executive is employed as Chief Technology Officer, reporting to the Founder and Chief Executive Officer **(the "CEO")** of the Company. The duties and responsibilities of the Executive shall be commensurate with the position of an individual providing the same type of services in a similar company. The Executive shall perform such duties as from time to time may be prescribed for him by the Company.

1.2 Obligations to the Company. The Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from the Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of the Executive's employment relationship with the Company, the Executive further agrees that he will devote all of his business time and attention to the business of the Company, on a full-time basis, and the Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the CEO which consent shall not be unreasonably withheld. The Executive will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of the Executive's employment.

2. Term of Employment. The Executive's employment hereunder shall be for an indeterminate term and shall commence on March 9, 2020 or such later date as the parties may agree ("**Commencement Date**").

3. Compensation. For the duties and services to be performed by the Executive hereunder, the Company shall pay the Executive in Canadian currency, and the Executive agrees to accept, the salary and other benefits described below in this Section 3.

3.1 Salary. The Executive shall receive a yearly base salary equal to the Canadian dollar equivalent on the Commencement Date of $250,000. The Executive's salary will be payable pursuant to the Company's normal payroll practices for payment of salary to executive employees. The Executive's base salary will be reviewed as part of the Company's normal salary review process.

3.2 Employee Benefit Plans. Executive shall participate in the employee benefit plans, programs and policies maintained by or for the Company for similarly situated employees in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time. The introduction and administration of benefit plans, programs and policies are within the Company's sole discretion and the introduction, deletion or amendment of any benefit plan, program or policy will not constitute a breach of this Employment Agreement.

3.3 Annual Cash Incentive Award. The Executive shall be eligible for an annual incentive award opportunity, which is the short-term incentive for the Executive, which will be paid in cash (the "**Annual Incentive**"). Specific goals will be defined by the CEO, as agreed upon by the Executive as to individual Executive goals. Depending upon the level of performance achieved relative to the specified goals (threshold, target or maximum), the Executive can earn an Annual Incentive in the amount of 10% of base salary for threshold performance, 15% of base salary for target performance and a maximum of 20% of base salary for achievement of maximum performance. If performance relative to the specified goals is below threshold performance, there would be no award. For scalable goals, interpolation can be applied between award levels; otherwise, goals will be binary and cumulative. The Annual Incentive will be paid or issued, as the case may be, within thirty (30) days of determination of annual performance and approved by the Board. For the fiscal year ending February 28, 2021, the Executive will be entitled to an Annual Incentive which will be prorated based on the Executive's performance and the number of days worked between the Commencement Date and the end of the fiscal year ending February 28, 2021.

3.4 Long-Term Equity Incentive Award. Effective on or shortly after the date of hire, the Executive will receive a one-time grant of time vesting restricted stock units ("the RSUs") with a grant date fair value of US$ 450,000 (the "Up-Front Award"). This restricted stock unit award will vest thirty-three (33) months from the date of grant. RSUs earned will be settled in shares of the Company's common stock within sixty (60) days following the vesting date.

The terms and conditions of the incentive awards shall at all times be governed by the Loop Industries, Inc. 2017 Equity Incentive Plan (or any successor plan or plans governing executive incentive awards). The Compensation Committee may make changes to the form of the equity incentive plan at any time if it is concluded that it is in the best interest of the Company.

3.5 Executive Plans and Policies. Executive will be subject to and comply with any clawback (recoupment) policy, stock ownership/retention guidelines and other plans or polices applicable to other executive positions of a comparable level that the Company may adopt or amend, from time to time in its own discretion.

3.6 Vacation. The Executive shall be eligible for 4 weeks of paid vacation per calendar year, which vacation time shall be taken at such time or times in each year so as not to materially and adversely interfere with the business of the Company. The vacation entitlement is acquired during the reference payment period, which is from January 1 to December 31. Such entitlement will be prorated for the calendar year in which the Executive commences employment and for any other year of partial employment. Payment of all vacation pay will be at base salary. Such vacation entitlement is in addition to any Company closures for any holiday period. Unused vacation may not be carried over from any one-year period to any other period but will be forfeited.

4. Termination of Employment. The Executive or the Company may end the Executive's employment as described below. The Executive will always receive all accrued base salary, any accrued and unused vacation pay, any unpaid expenses owing and any other amounts required by the ARLS up to his last day of employment, payable in one lump sum within 30 days of termination (collectively, the "**Termination Date Amount**").

4.1 Voluntary Termination. The Executive may terminate this Agreement by voluntary resignation upon giving a minimum of 30 days' advance written notice to the Company (the "**Resignation Notice Period**"). Upon any termination under this Section 4.1, the Company

shall pay the Employee the Termination Date Amounts. The Company may, at any time during the Resignation Notice Period, relieve the Executive from all or any of his duties for all or part of the remainder of the Resignation Notice Period. This may include a requirement that the Executive stay away from all or any of the Company's premises, not be provided with any work, and/or have no business contact with all or any of the Company's agents, employees, customers, clients, distributors and suppliers. Whether or not the Executive is relieved of any duties during the Resignation Notice Period, the Executive will be paid his base salary and any other benefits in accordance with this Agreement, his employment will not be terminated by any removal of duties, his employment will continue during the Resignation Notice Period and he will continue to be bound by his obligations under this Agreement. Executive will not disclose his resignation without the prior approval of the Company. The Company will comply with all requirements of applicable employment standards legislation including the Québec *Act Respecting Labour Standards*, as amended or replaced (all such legislation referred to as the "ARLS") in respect of the termination of the Executive's employment, and the Company shall not have any further obligation to Executive.

4.2 <u>Termination for Serious Reason</u>. This Agreement may be terminated immediately by the Company at any time for Serious Reason as defined in section 5.1 below. Upon any termination under this Section 4.2, the Company shall pay the Executive the Termination Date Amount. The Company will not be required to provide any form of advance notice of termination, pay in lieu of such notice, or any form of severance pay, except as required by applicable employment standards legislation, including the ARLS. Any unvested award (including any unvested LTI, Annual Incentive or Up-Front Award) will immediately cease to vest and be terminated.

4.3 <u>Termination Without Serious Reason by the Company</u>

4.3.1 The Company may terminate this Agreement at any time and without notice or Serious Reason by providing the Executive with payment of the Termination Date Amount, and the payment of severance benefits consisting of cash severance set forth below (the "**Separation Package**"). The Separation Package shall be: (i) the Annual Incentive prorated to the date of termination based on actual performance, payable in one lump-sum within the later of thirty (30) days of termination for time based awards or shortly after performance is determined at the end of the next quarterly reporting period for performance awards, and (ii) severance benefits (less applicable deductions and withholdings) (the "**Severance Benefits**") as follows:

a) Four (4) months of the Employee's then-current base salary;

b) Notwithstanding Section 3.4, the Up-Front Award will be treated and paid out as follows: The Up-Front Award will be paid as if vested ratably over a period of thirty-three (33) months from the date of Board approval. Any RSUs vested under the Up-Front Award as of the date of termination shall be payable in one lump sum within thirty (30) days of termination. Any unvested RSUs on the date of termination will be forfeited.

The Executive acknowledges that the foregoing arrangements fully satisfy the Company's obligations in respect of the termination of the Executive's employment and irrevocably agrees that the foregoing arrangements constitute an appropriate indemnity in lieu of reasonable notice, in full compliance with the Executive's entitlements under the Civil Code of Quebec (the "**CCQ**") having explicit regard for the nature of the employment, the specific circumstances in which it is carried on and the duration of the period of work. The Executive further acknowledges that entitlements herein have been specifically negotiated by Executive prior to the Commencement Date.

4.3.2 The Company's obligation to pay the Separation Package and other amounts set forth in Section 4.3.1 above (other than the Termination Date Amount) is conditional upon the Executive's ongoing compliance with the post-employment covenants contained in Sections 6 and 8 of this Agreement. In the event that the Executive breaches the post-employment covenants contained in Sections 6 and 8, the Executive will remain bound by all of the terms of this Agreement, any payments made pursuant to the Separation Package will automatically cease, and the Executive will be required to return any payments already made pursuant to the Separation Package (other than the Termination Date Amount). Notwithstanding the cessation and/or return of payments, the Executive will at no point receive payment pursuant to the Separation Package that is less than the minimum amount of payment required to comply with applicable legislation, including the ARLS.

4.3.3 The Company's obligation to pay the Separation Package and other amounts set forth in Section 4.3.1 above (other than the Termination Date Amount) is conditional upon the Executive signing, in the presence of a witness, a full and final release in a form satisfactory to the Company and delivering an original executed copy of the full and final release to the Company within thirty (30) days after the date of termination. If the Executive fails to execute the full and final release, the Executive will not be entitled to the Separation Package and will instead receive only the Termination Date Amount and such other payments and benefit continuation as are required by the ARLS, if any.

4.3.4 If during the applicable Severance Period the Executive finds new work, whether as an employee, consultant or otherwise, the amount of the Severance Benefits payable under Section 4.3.1 a) only will be reduced by an amount equal to 50%, it being understood that such Severance Benefits shall never be less than 3 months.

4.4 <u>No Further Rights</u>. The Executive shall have no further entitlements upon

termination, except if necessary, to comply with the minimum requirements of the ARLS. The Executive acknowledges that the foregoing arrangements fully satisfy the Company's and all affiliates' obligations to his in respect of the termination of his employment and he agrees that the foregoing arrangements constitute reasonable notice in accordance with the civil law and that he will not be entitled to further notice of termination, severance pay, incentive compensation, damages or other compensatory payments under common law, civil law or contract.

4.5 Return of Company Property. All equipment, documents or any other materials of any kind created or used by the Executive in the course of employment, or otherwise furnished by the Company or its customers, suppliers, distributors, employees or consultants in the Executive's possession or control, shall be surrendered to the Company, in good condition, promptly upon the Executive's termination of employment, irrespective of the time, manner or cause of termination.

5. Definitions. For purposes of this Agreement, the following definitions shall apply:

5.1 "Serious Reason" means a serious reason pursuant to Article 2094 of the CCQ and includes, without limitation, (a) the Executive's breach of a material term of this Agreement; (b) the Executive's conviction of a criminal offence involving fraud or dishonesty, or which otherwise adversely impacts the reputation of the Company; (c) the Executive directly or indirectly making personal profit out of or in connection with a transaction or business opportunity to which the Company is involved or otherwise associated with, without making disclosure to and seeking the prior written consent of the Company; (d) the Executive's failure to comply with any Company rules or policies of a material nature; (e) the Executive's continued failure to substantially perform his job duties; (f) any actions or omissions on the Executive's part constituting gross misconduct or negligence in connection with the business of the Company.

6. Confidentiality Agreement. The Executive has signed a Proprietary Information and Inventions Agreement (the "**Proprietary Agreement**") that is incorporated by reference and made a part of this Agreement and the form of which is attached hereto as Schedule "A". The Executive hereby represents and warrants to the Company that the Executive has complied with all obligations under the Proprietary Agreement and agrees to continue to abide by the terms of the Proprietary Agreement and further agrees that the provisions of the Proprietary Agreement shall survive any termination of this Agreement or of the Executive's employment relationship with the Company in accordance with the terms of the Proprietary Agreement.

7. Confidentiality of Terms. The Executive agrees to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary or stock purchase allocations to any person, including other employees of the Company (other than such employees who have a need to know such information); provided, however, that the Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide the Executive with individual legal, tax or accounting advice. Notwithstanding anything to the contrary herein, disclosure of such information shall not be precluded if such disclosure is in response to a valid order of a court or governmental body or is otherwise required by law.

8. Covenants. This Agreement is conditional upon the Executive signing and agreeing to be bound to the Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached as Schedule "B" to this Agreement (the "**Non-Competition, Non-Solicitation and Non-**

Disparagement Agreement"), which the Executive agrees to execute and deliver to the Company in connection with this Agreement and is incorporated by reference.

9. Breach of the Agreement. The Executive acknowledges that upon his breach of this Agreement or the Proprietary Agreement, the Company would sustain irreparable harm from such breach, and, therefore, the Executive agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining the Executive from committing or continuing any such violation of this Agreement or the Proprietary Agreement. The Executive acknowledges and agrees that upon the Executive's material or intentional breach of any of the provisions of the Agreement (including Sections 6 and 8) or the Proprietary Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company's obligations to provide benefits to the Executive as described in this Agreement, including without limitation those benefits provided in Section 4, shall immediately terminate, except as required by applicable law.

10. Entire Agreement. This Agreement, together with its Exhibits and Schedules (including the Proprietary Agreement and the Non-Competition, Non-Solicitation and Non-Disparagement Agreement), sets forth the entire agreement and understanding of the parties relating to the subject matter herein, supersedes any prior agreement, and merges all prior discussions between them.

11. Conflicts. The Executive represents and warrants that his performance of all the terms of this Agreement will not breach any other agreement or understanding to which the Executive is a party. The Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

12. Dispute Resolution. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof (including a dispute as to whether Serious Reason or Resignation for Good Reason exists), shall be settled by the competent courts of the Province of Québec, district of Montreal. Each party shall pay his, his or its own costs (including lawyers' fees) in connection with such court proceeding except that the Company shall pay the fees and expenses of the Executive if the Executive is the ultimate successful party in the dispute as determined in a final, non-appealable judgement. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief directly from a court of competent jurisdiction with respect to any alleged breach of the Proprietary Agreement or Sections 6 and 8, including specific performance and injunctions, restraining the Executive from committing or continuing to commit such alleged breach.

13. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Executive's rights hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Miscellaneous Provisions.

14.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

14.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

14.3 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Québec, and the federal laws of Canada applicable therein, without giving effect to its or any other jurisdiction's principles of conflict of laws.

14.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

14.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

14.6 Advice of Counsel. Each party to this agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting of preparation hereof.

The parties have executed this Employment Agreement as of the date first written above.

The Company:

LOOP CANADA INC.

By: *(s) Daniel Solomita*
Daniel Solomita
Founder and Chief Executive Officer

Executive:

By: *(s) Stephen Champagne*
Stephen Champagne

SCHEDULE A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

LOOP CANADA INC.

In consideration of my employment or consultancy (as the case may be) by LOOP Canada Inc. (the "**Company**", which term includes the Company's parent, LOOP Industries, Inc., and any of their respective subsidiaries and affiliates), any opportunity for advancement or reassignment that the Company may offer me, the compensation paid to me in connection with such employment and any stock and/or stock options which have been or may be granted to me by the Company, I, **Stephen Champagne**, hereby agree as follows:

1. Whenever used in this Agreement the following terms will have the following meanings:

1.1 "Invention(s)" means discoveries, developments, designs, improvements, inventions and/or works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new machine, article of manufacture, biological material, method, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

1.2 "Proprietary Information" means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, trade secrets, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials such as nucleic acids, proteins, organisms, strands, cell lines, antibodies or antigen source materials, or fragments thereof, mask works and/or any other information of any type relating to documentation, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

1.3 "Company Documents" means documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. "Company Documents" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

2. I understand that the Company is engaged in a continuous program of research, development and production. I also recognize that the Company possesses or has rights to Proprietary Information (including certain information developed by me during my employment or consultancy (as the case may be) by the Company that has commercial value in the Company's business.

3. I understand that the Company possesses Company Documents that are important to its business.

4. I understand and agree that my employment or consultancy (as the case may be) creates a relationship of confidence and trust between me and the Company with respect to (i) all Proprietary Information and (ii) the confidential information of another person or entity with which the Company has a business relationship and is required by terms of an agreement with such entity or person to hold such information as confidential. At all times, both during my employment or consultancy (as the case may be) by the Company and after its termination, I will keep in confidence and trust all such information, and I will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

5. In addition, I hereby agree as follows:

5.1 All Proprietary Information will be the sole property of the Company and its assigns, and the Company and its assigns will be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may presently have, or I may acquire in such Proprietary Information.

5.2 All Company Documents, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consultancy (as the case may be) will be and remain the sole property of the Company. I will return to the Company all such Company Documents, materials and property as and when requested by the Company, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement (my "Personal Documents"). Even if the Company does not so request, I will return all such Company Documents, materials and property upon termination of my employment or consultancy (as the case may be) by me or by the Company for any reason, and, except for my Personal Documents, I will not take with me any such Company Documents, material or property or any reproduction thereof upon such termination.

5.3 I will promptly disclose to the Company, or any persons designated by it, all Inventions relating to the Field, as defined below, made or conceived, reduced to practice or created by me, either alone or jointly with others, prior to the term of my employment or consultancy (as the case may be) and for one (1) year thereafter. For purposes of this Agreement, "Field" means research, development, marketing or manufacturing of any products also researched, developed, marketed or manufactured by the Company.

5.4 All Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) during the term of my employment or consultancy (as the case may be) in connection with the business of the Company will be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law will be deemed "works made for hire"), and the Company and its assigns will be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company my entire right, title and interest, whether possessed now or later acquired, in such Inventions. I agree that any Invention required to be disclosed under paragraph 5.3 above within one (1) year after the term of my employment or consultancy (as the case may be) will be

presumed to have been conceived during my employment or consultancy (as the case may be). I understand that I may overcome the presumption by showing that such Invention was conceived after the termination of my employment or consultancy (as the case may be).

5.5 During or after my employment, upon the Company's request and at the Company's expense, I will execute all papers in a timely manner and do all acts necessary to apply for, secure, maintain or enforce patents, copyrights and any other legal rights in Inventions assigned to the Company under this Agreement, and I will execute all papers and do any and all acts necessary to assign and transfer to the Company or any person or party to whom the Company is obligated to assign its rights, my entire right, title and interest in and to such Inventions. This obligation will survive the termination of my employment or consultancy (as the case may be), but the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes, (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

5.6 So that the Company may be aware of the extent of any other demands upon my time and attention, I will disclose to the Company (such disclosure to be held in confidence by the Company) the nature and scope of any other business activity in which I am or become engaged during the term of my employment or consultancy (as the case may be). During the term of my employment or consultancy (as the case may be), I will not engage in any other business activity that is related to the Company's business or its actual or demonstrably anticipated research and development.

6. As a matter of record I attach hereto as Exhibit A a complete list of all Inventions (including patent applications and patents) relevant to the Field that have been made, conceived, developed or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) with the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy with the Company, I use or incorporate into a product or process an Invention not covered by Paragraph 5.4 of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

7. I represent that my execution of this Agreement, my employment or consultancy (as the case may be) with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any former employer, or other person or entity, including any obligations to keep confidential any proprietary or confidential information of any such employer. I have not entered into, and I will not enter into, any agreement that conflicts with or would, if performed by me, cause me to breach this Agreement.

8. In the course of performing my duties to the Company, I will not utilize any proprietary or confidential information of any former employer.

9. This Agreement will be effective as of the first day of my employment or consultancy (as the case may be) by the Company and the obligations hereunder will continue beyond the termination of my employment and will be binding on my heirs, assigns and legal representatives. This Agreement is for the benefit of the Company, its successors and assigns (including all subsidiaries, affiliates, joint ventures and associated companies) and is not conditioned on my employment for any period of time or compensation therefor. I agree that the Company is entitled to communicate any obligations under this Agreement to any future employer or potential employer of mine.

10. I agree that any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the Province of Quebec without regard to its or any other jurisdiction's conflict of law's provisions. I further agree that if one or more provisions of this Agreement are held to be unenforceable under applicable laws of the Province of Quebec, such provision(s) will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

11. I HAVE READ AND UNDERSTOOD THE AGREEMENT. THE AGREEMENT MAY ONLY BE MODIFIED BY A SUBSEQUENT WRITTEN AGREEMENT EXECUTED BY THE PRESIDENT OR CHIEF OPERATING OFFICER OF THE COMPANY AND MYSELF.

Dated: February 2, 2020.

By: *(s) Stephen Champagne*
Name (Print): **Stephen Champagne**

Accepted and Agreed to:

LOOP CANADA INC.

By: *(s) Daniel Solomita*
Daniel Solomita
Founder and Chief Executive Officer

EXHIBIT A
TO
PROPRIETARY INFORMATION AND
INVENTIONS AGREEMENT

LOOP Canada Inc.

Ladies and Gentlemen:

1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment or consultancy (as the case may be) by LOOP Canada Inc. (the "Company") that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) by the Company that I desire to remove from the operation of the Proprietary Information and Inventions Agreement entered into between the Company and me.

________ No inventions or improvements.

___X_____ Any and all inventions regarding:

Metallurgic extraction: Cobalt, Zinc, Nickel, Magnesium, Manganese, Selenium, etc.
Battery Recycling: Lithium-Ion, Alkaline
Recovery of Lithium Salts

________ Additional sheets attached.

2. I propose to bring to my employment or consultancy (as the case may be) the following materials and documents of a former employer:

___X_____ No materials or documents.

________ See below:

*(s) Stephen Champagne*________________
(Signature)
Print Name: **Stephen Champagne**

SCHEDULE B
NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT

1. Non-Competition. Except as with the express written permission of Loop Canada Inc. (the "Company"), **Stephen Champagne** ("the Executive") shall not at any time during employment or during the twelve (12) month period following the Termination Date (the "Restricted Period"), on the Executive's own behalf or on behalf of any Person, whether directly or indirectly, in a Same or Similar Capacity, carry on, be involved or engaged in, provide any services in relation to or have any interest in any activity in all or part of the Territory which is in competition with the Business. The Executive shall not be in default under this provision solely by virtue of holding, strictly for portfolio purposes and as a passive investor, not more than five percent (5%) of the issued and outstanding shares of a corporation in competition with the Business, the shares of which are listed on a recognized stock exchange.

2. Non-Solicitation of Employees. The Employeeshall not, during the Restricted Period on the Executive's own behalf or on behalf of any person, whether directly or indirectly, in all or part of the territory, offer employment to or solicit the employment or services of or otherwise entice away from the employment or service of the Company or its Affiliates, any Person or Persons who are, or within the 12 months preceding the Termination Date, were (i) employed by the Company or its Affiliates or (ii) providing consulting or other services to the Company or its Affiliates, whether as an independent contractor or otherwise; whether or not such Person or Persons would commit any breach of his or her contract of employment or services by reason of leaving the service of the Company or its Affiliates.

3. Non-Solicitation of Customers and Suppliers. The Executive shall not, during the Restricted Period, on the Executive's own behalf or on behalf of any Person, whether directly or indirectly, for any purpose which is in competition, in whole or in part, with the Business:

   (a) solicit any Customer or Supplier or procure or assist in the solicitation of any Customer or Supplier, in all or part of the Territory; or

   (b) accept business with or enter into a commercial arrangement with any Customer or Supplier, in all or part of the Territory.

4. Non-Disparagement. The Executive shall not, during employment with the Company or its Affiliates or following the termination of the Executive's employment for any reason, on the Executive's own behalf or on behalf of any person, whether directly or indirectly:

   (a) take any action that might impair the reputation of the Company or its Affiliates, or which might otherwise be detrimental to the business or operational interests of the Company or its Affiliates; or

   (b) criticize, disparage, defame or make any negative comments, statements or images about the Company or its Affiliates, Including their current or former operations, projects, initiatives, employees, consultants, independent contractors, officers, directors, customers, suppliers, distributors, shareholders, agents, representatives,

goods, products and/or services, whether oral or written, Including statements and images made or posted via social media or on the internet.

5. Definitions. The following capitalized terms, when used herein, have the respective meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Employment Agreement.

"Affiliates" means all of the Company's direct and indirect predecessor, subsidiary, parent, related, affiliated and successor companies.

"Business" means at the Termination Date, or in the two (2) years preceding the Termination Date, any business or industry in which the Company and its Affiliates operate, or sell, provide or distribute goods, products or services.

"Customer" means any Person, to the Executive's knowledge:

(a) that has purchased or distributed the Company's or any of its Affiliates' goods, products or services in connection with the Business at any time during the 12 months preceding the Termination Date; or

(b) whom the Company has solicited, called upon or negotiated with at any time during the 12 months preceding the Termination Date with a view to selling or providing goods, products or services to such Person or distributing goods, products or services through such Person.

"Including" means "including, without limitation".

"Person" means any individual, corporation, firm partnership, governmental organization or other entity.

"Same or Similar Capacity" means:

(a) the same or similar capacity or function in which the Executive worked for the Company and/or any of its Affiliates at any time during the 12 months preceding the Termination Date; and/or

(b) any other capacity, where the Employee's knowledge of Confidential Information could provide a competitive advantage to any Person engaged in or associated with a Person in competition with the Business.

"Supplier" means any Person, to the Employee's knowledge:

(a) having provided goods, products or services to the Company or any of its Affiliates in connection with the Business at any time during the 12 months preceding the Termination Date; or

(b) whom the Company is in negotiation with as at the Termination Date with a view to having such Person provide goods, products or services to the Company [or any of its Affiliates].

"Termination Date" means the date on which employment will end as specified in the written notice of termination of employment provided by the Employee or the Company, as the case may be.

"Territory" means Canada or the United States of America.

February 2, 2020	*(s) Stephen Champagne*
Date	**Stephen Champagne**